Exhibit 99.1
IR Contact
David K. Waldman/Klea K. Theoharis
Crescendo Communications, LLC
qsgi@crescendo-ir.com
(212) 671-1020

QSGI Reports Fourth Quarter 2007 Results

HIGHTSTOWN, NJ and PALM BEACH, FL—April 14, 2008—QSGI, Inc. (OTCBB: QSGI), the only provider of a full suite of information technology solutions to help corporations better manage hardware assets, maintenance expenses, and ensure best practices for data security and regulatory compliance, today reported financial results for the three and twelve months ended December 31, 2007.

Recent Developments:

▪	31% increase in revenue within Data Center Maintenance division, and added 7 new maintenance accounts while also expanding service contracts within existing accounts

▪	Data Center Hardware division returned to profitability, before impairment charges, while being restructured to address major selling constraints in the marketplace

▪	Increased end-user data erasure and auditing fees within Data Security & Compliance division by 135%

▪	Added global specialty packaging and labeling client for full suite of data security and compliance services

▪	Entered into an agreement with major investment bank/financial institution for data security & compliance services

▪	QSGI continues to successfully transition toward focusing squarely on providing recurring IT services to its growing roster of blue chip clients

Mr. Sherman chairman and chief executive officer of QSGI, commented, “We are pleased to report that our Data Center Maintenance division continues to play an increasing role in our overall business and accounted for $1.7 million in revenue in the fourth quarter of 2007, up from $1.3 million in the comparable period in 2006.  We continue to expand our maintenance capabilities beyond the division’s core strength in mainframes and now service mid-range IBM p-Series, i-Series, x-Series, HP and Sun servers.  Additionally we have expanded our capabilities and client base in enterprise class storage, disk and tape.  This division brought in $6.3 million in revenue for the year versus $4.8 million in 2006, and maintained strong gross margins in the mid 60-percent range.  The recurring nature of Data Center Maintenance contracts and high margins make this an important contributor to QSGI’s growth and profitability.  We continue to gain traction in the marketplace and signed on seven new customers during the fourth and first quarters including two major insurance providers and Fortune 100 healthcare/consumer products company.  As we continue to add resources to ensure this growth continues, our pipeline is robust and we look forward to announcing meaningful client wins in the months ahead.”

Marc Sherman continued, “The onset of the fourth quarter of 2007 brought with it some challenges that we have successfully addressed in ways that have strengthened our position as we enter 2008.  While our recurring IT services segments remain strong contributors to revenue, our Data Center Hardware division was negatively impacted late last year by a sudden change in business practice by a major OEM that adversely affected QSGI’s ability to re-market mainframe computers to customer specifications.  As a result, we completed the restructuring of this division at year-end 2007 enabling it to return to profitability in the fourth quarter of 2007, before impairment charges. We achieved this in part by commencing a plan to eliminate more than $1 million in annual direct Data Center Hardware operating expenses during the fourth quarter and by significantly reducing inventory related expenses and exposure while maintaining the division’s extensive hardware knowledge and sourcing capabilities.  This division is now focused primarily on supporting our high margin Data Center Maintenance operations and we should generate over $500,000 in revenue per quarter, going forward.  The division experienced a spike in revenue of $1.1 million in the fourth quarter of 2007 due to the sale of excess inventory, which contributed roughly $100,000 to margins. Offsetting the overall positive impact to margins was the fact that this business segment absorbed the old SG&A costs for most of the quarter prior to the restructuring.”

Mr. Sherman continued, “Revenue within the Data Security & Compliance division decreased to $5.4 million, from $6.7 million in the comparable quarter of 2006, due to volatility in the supply of wholesale product to re-market, which was partially offset by a 135% increase in end-user data security services.  Recent client wins in this division included one of the largest financial institutions, a Fortune 1000 specialty packaging and labeling customer and most recently, a worldwide veterinarian products company. Within this division, we are implementing a strategy change that will further focus on the higher margin, more predictable data security services from which we are gaining critical mass. This is allowing us to de-emphasize the technology remarketing activities of this business segment, which are less predictable and more demanding on our infrastructure than the pure data security services work.  Accordingly, we are now implementing a plan to reduce our cost structure to reflect this change in revenue mix, which we believe will help to ensure our bottom line profitability within this division as 2008 progresses.  Looking ahead, our pipeline remains strong as businesses, hospitals and government entities see the value in our ability to provide them with a comprehensive end-of life technology solution.  Many security breaches occur when computer systems are in transit, but QSGI eliminates this potential liability for clients that choose to perform this work on-site, where we can quickly audit and erase desktops, notebooks, servers, and even enterprise storage arrays using our portable server suitcase solution.”

Total revenue for the fourth quarter of 2007 was $9.4 million, as compared with $12.6 million for the same period in 2006.    Gross profit was $1.9 million, compared to gross profit of $2.4 million in the fourth quarter of 2006.  Gross margin for the fourth quarter of 2007 was 20.5% compared to 18.9% for the same period in 2006.  Revenue within the Data Security & Compliance division for the fourth quarter of 2007 was $5.4 million compared to $6.7 million in the fourth quarter of 2006.  Gross margin within the Data Security & Compliance division decreased to 7.3% from 12.2%, reflecting a much smaller contribution from OEM hardware re-marketing as a result of a reduced supply of equipment available to re-market.  Revenue within the Data Center Maintenance division increased 31% to $1.7 million for the fourth quarter of 2007, compared to $1.3 million in the fourth quarter of 2006.  Gross margin within the Data Center Maintenance division remained in excess of 65%.  Revenues within the Data Center Hardware division decreased to $2.4 million for the fourth quarter of 2007, compared to $4.6 million for the fourth quarter of 2006, reflecting the sudden change in business practice by a major OEM as previously disclosed.  Gross margins within the Data Center Hardware increased to 16.3% compared to 14.9% for the same period last year.  Selling, general and administrative expenses were $3.0 million, versus $2.5 million for the same period last year, reflecting an increase in allowance for doubtful accounts of $315,000.  Net loss available to common stockholders for the fourth quarter of 2007 was $8.9 million, or $0.29 per share, compared to a net loss of $270,939, or $0.01 per share, for the same period in 2006.  Net loss for the fourth quarter of 2007 included a $7.2 million charge for goodwill and asset impairment as the company took a total write down all of its goodwill and intangible assets related to the Data Center Hardware division due to the change in business practice by the OEM.

Conference Call

QSGI will host a conference call at 4:15 p.m. Eastern Time today, April 14, 2008. During the call, Marc Sherman, chairman and chief executive officer, Seth Grossman, president and chief operating officer, and Ed Cummings, chief financial officer, will discuss the Company’s quarterly performance and financial results. The telephone number for the conference call is 866-334-4934. A live webcast of the call will also be available on the company's website, www.QSGI.com. To listen to the live call online, please visit the site at least 10 minutes early to register, download and install any necessary audio software.

The webcast will be archived on the site, and investors will be able to access an encore recording of the conference call for one week by calling 866-245-6755, conference ID # 595401. The encore recording will be available two hours after the conference call has concluded.

About QSGI

QSGI provides a full suite of information technology solutions to help corporations and governmental agencies better manage hardware assets, reduce maintenance expenses, build best practices for data security and assure regulatory compliance. With a focus on the entire range of IT platforms - from the PC to the mainframe, the services offered by QSGI are specifically designed to reduce total cost of ownership for IT assets and maximize the clients' return on their IT investment.

For enterprise class hardware in the data center, QSGI offers hardware maintenance services, hardware environment planning and consultation, refurbished whole systems, parts, features, upgrades and add-ons. Additionally, for desktop IT assets, servers and SAN products, QSGI offers a range of end-of-life services that include: automated asset auditing, Department of Defense (DOD) level data destruction, documentation for regulatory compliance, hardware refurbishment with worldwide remarketing or proper IT asset recycling. Given the sensitive nature of the company's client relationships, it does not provide the names of its clients. Additional information about the company is available at www.qsgi.com.

Statements about QSGI’s future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are ‘forward-looking statements’ within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995.  QSGI intends that such forward-looking statements involve risks and uncertainties and are subject to change at any time, and QSGI’s actual results could differ materially from expected results.  QSGI undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

(tables follow)

CONSOLIDATED BALANCE SHEETS
Assets

	December 31,
	2007	2006
Current Assets
Cash and cash equivalents	$127,723	$632,948
Accounts receivable, net of reserve of $955,599
and $780,116 in 2007 and 2006, respectively	3,853,362	8,012,421
Inventories	6,578,031	4,982,710
Prepaid expenses and other assets	163,553	183,069
Deferred income taxes	—	598,661
Total Current Assets	10,722,669	14,409,809

Property And Equipment, Net	286,766	410,241

Goodwill	1,489,621	6,644,403

Intangibles, Net	470,348	2,555,584

Other Assets	448,066	158,784

	$13,417,470	$24,178,821

Liabilities And Stockholders' Equity

	December 31,
	2007	2006
Current Liabilities
Revolving line of credit	$3,754,061	$3,915,825
Accounts payable	1,109,940	1,382,336
Accrued expenses	654,461	601,850
Accrued payroll	88,818	329,658
Deferred revenue	439,865	517,439
Other current liabilities	311,610	122,784
Total Current Liabilities	6,358,755	6,869,892

Long-Term Deferred Revenue	142,772	416,239

Deferred Income Taxes	27,300	451,625

Total Liabilities	6,528,827	7,737,756

Redeemable Convertible Preferred Stock	4,238,685	4,220,577

Commitments And Contingencies (Notes 1, 6 And 13)

Stockholders' Equity
Common shares: authorized 95,000,000 in 2007 and 2006,
$0.01 par value; 31,172,716 shares issued and outstanding
in 2007 and 2006	311,727	311,727
Additional paid-in capital	14,134,298	14,390,976
Retained earnings (deficit)	(11,796,067)	(2,482,215)
Total Stockholders' Equity	2,649,958	12,220,488

	$13,417,470	$24,178,821

CONSOLIDATED STATEMENTS OF OPERATIONS

	For The Years
	Ended December 31,
	2007	2006

Product Revenue	$30,126,257	$41,111,420
Service Revenue	7,094,853	5,297,497
Total Revenue	37,221,110	46,408,917

Cost Of Products Sold	25,525,836	34,742,022
Cost Of Services Sold	2,516,833	1,806,492
Cost Of Sales	28,042,669	36,548,514

Gross Profit	9,178,441	9,860,403

Selling, General And Administrative Expenses	9,905,064	9,663,812

Goodwill And Asset Impairment	7,206,698	—

Depreciation And Amortization	702,310	685,216

Interest Expense, Net	396,417	238,985

Loss Before Provision (Benefit) For Income Taxes	(9,032,048)	(727,610)

Provision (Benefit) For Income Taxes	243,804	(242,373)

Net Loss	(9,275,852)	(485,237)

Accretion To Redemption Value Of Preferred Stock	18,108	17,056

Preferred Stock Dividend	258,000	256,389

Net Loss Available To Common Stockholders	$(9,551,960)	$(758,682)

Net Loss Per Common Share - Basic	$(0.31)	$(0.03)

Net Loss Per Common Share - Diluted	$(0.31)	$(0.03)

Weighted Average Number Of Common Shares
Outstanding - Basic	31,172,716	30,127,255

Weighted Average Number Of Common Shares
Outstanding - Diluted	31,172,716	30,127,255

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For The Years
	Ended December 31,
	2007	2006
Cash Flows From Operating Activities
Net loss	$(9,275,852)	$(485,237)
Adjustments to reconcile net loss to net cash provided by
(used in) operating activities
Goodwill and asset impairment	7,206,698	—
Depreciation and amortization	702,130	685,216
Stock option compensation expense	19,430	18,184
Deferred income taxes	174,336	(271,686)
Allowance for doubtful accounts	713,500	822,965
Common stock issued for services	—	161,687
Changes in assets and liabilities:
Accounts receivable	2,977,775	(1,821,257)
Inventories	(1,595,321)	(846,406)
Prepaid expenses and other current assets	23,389	18,034
Other assets	(50,417)	(3,770)
Accounts payable, accrued expenses and other liabilities	(660,840)	139,040
Net Cash Provided By (Used In) Operating Activities	234,828	(1,583,230)

Cash Flows From Investing Activities
Advances for notes receivable	(96,250)	—
Collections of notes receivable	53,200	—
Purchases of property and equipment	(211,713)	(153,728)
Proceeds from sale of equipment	62,301	8,274
Net Cash Used In Investing Activities	(192,462)	(145,454)

Cash Flows From Financing Activities
Proceeds from the issuance of redeemable preferred stock	—	2,236,301
Payments for financing costs	(127,827)	(40,000)
Stock options exercised	—	9,100
Preferred stock dividends	(258,000)	(256,389)
Net amounts borrowed (repaid) under revolving line of credit	(161,764)	284,325
Stock issuance costs	—	(25,499)
Net Cash Provided By (Used In) Financing Activities	(547,591)	2,207,838

Net Increase (Decrease) In Cash And Cash Equivalents	(505,225)	479,154

Cash And Cash Equivalents - Beginning Of Year	632,948	153,794

Cash And Cash Equivalents - End Of Year	$127,723	$632,948

Supplemental Disclosure Of Cash Flow Information
Income taxes paid	$62,591	$25,428
Interest paid	406,306	243,196
Supplemental cash flow information (Note 15)